Exhibit 5.1

Darren K. DeStefano

T: +1 703 456 8034

ddestefano@cooley.com

January 15, 2014

Luna Innovations Incorporated

One Riverside Circle, Suite 400

Roanoke, VA 24016

Ladies and Gentlemen:

We represent Luna Innovations Incorporated, a Delaware corporation (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 6,715,198 shares of the Common Stock, $0.001 par value, of the Company on behalf of the selling stockholders named therein (the “Shares”), which includes (i) 1,321,514 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and (ii) 366,000 shares of Common Stock (the “Exercise Shares”) issuable upon the exercise of currently outstanding warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, as amended, the Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”), and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Exercise Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Conversion Shares have been duly authorized and, when issued upon conversion of the Series A Preferred Stock in accordance with the Certificate of Designations, will be validly issued, fully paid and nonassessable.

3.	The remaining 5,027,684 Shares have been duly authorized and are validly issued, fully paid and nonassessable.

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100    WWW.COOLEY.COM

Luna Innovations Incorporated

January 15, 2014

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100    WWW.COOLEY.COM